PETMED EXPRESS, INC.
                QUARTER ENDED SEPTEMBER 30, 2007
                   CONFERENCE CALL TRANSCRIPT
                OCTOBER 22, 2007 AT 8:30 A.M. ET

Coordinator:     Welcome  to  the PetMed Express, Inc. doing  business
                 as   1-800-PetMeds  conference  call  to  review  the
                 financial  results  for  the  second  fiscal  quarter
                 ended  on September 30, 2007.  At the request of  the
                 Company  this conference is being recorded.   Founded
                 in  1996,  1-800-PetMeds  is  America's  Largest  Pet
                 Pharmacy,   delivering   prescriptions    and    non-
                 prescription   pet  medications  and   other   health
                 products  for  dogs, cats and horses  direct  to  the
                 consumer.    1-800-PetMeds   markets   its   products
                 through  national  television, on-line,  direct  mail
                 and   print   advertising  campaigns,  which   direct
                 consumers  to order by phone or on the Internet,  and
                 aim  to  increase  the  recognition  of  the  "1-800-
                 PetMeds"  brand  name.   1-800-PetMeds  provides   an
                 attractive alternative for obtaining pet medication in terms of convenience, price, ease of ordering and rapid home delivery. At this time I'd like turn the call over to the Company's Chief Financial Officer, Mr. Bruce Rosenbloom.

B. Rosenbloom:   Thank  you   and   good  morning.  I  would  like  to
                 welcome  everybody  here today.  Before  I  turn  the
                 call   over  to  Mendo  Akdag,  our  Chief  Executive
                 Officer  and  President,  I  would  like  to   remind
                 everyone  that  the first portion of this  conference
                 call  will  be  listen only, until the  question  and
                 answer  session  which will be  later  in  the  call.
                 Also,  certain information that will be  included  in
                 this  press  conference  may include  forward-looking
                 statements   within  the  meaning  of   the   Private
                 Securities  Litigation Reform  Act  of  1995  or  the
                 Securities  and Exchange Commission that may  involve
                 a   number   of   risks  and  uncertainties.    These
                 statements  are  based  on our  beliefs  as  well  as
                 assumptions  we  have  used  based  upon  information
                 currently  available to us.  Because these statements
                 reflect  our current views concerning future  events,
                 these  statements  involve risks,  uncertainties  and
                 assumptions.    Actual  future   results   may   vary
                 significantly based on a number of factors  that  may
                 cause  the  actual results or events to be materially
                 different   from   future  results,  performance   or
                 achievements   expressed   or   implied   by    these
                 statements.  We have identified various risk  factors
                 associated  with  our operations in our  most  recent
                 annual  report and other filings with the  Securities
                 and   Exchange  Commission.   Now  let  me  introduce
                 today's  speaker,  Mendo Akdag, the  Chief  Executive
                 Officer and President of 1-800-PetMeds.Mendo.

M. Akdag:        Thank  you, Bruce.  Welcome everyone.  Thank you  for
                 joining us. Today we will review the highlights of our financial results. We'll compare our second fiscal quarter and six months ended on September 30, 2007, to last year's quarter and six months ended on September 30, 2006.

                 For the second fiscal quarter ended on September 30, 2007, sales were $51.5 million compared to sales of $43.8 million for the same period the prior year, an increase of 18%. For the six months ended on September 30, 2007, sales were $110.6 million compared to $94.5 million for the six months the prior year, an increase of 17%. The increase was due to increased retail reorders and new orders, offset by decreased wholesale sales. For the second fiscal quarter, net income was $4.5 million or $0.18 diluted per share compared to $3.3 million or $0.14 diluted per share for the same quarter the prior year, an increase to net income of 37%. For the six months, net income was $10.7 million or $0.44 diluted per share compared to $8.1 million or $0.33 diluted per share a year ago, an increase to net income of 33%. Retail reorder sales increased by 25% to $35.0 million for the quarter compared to retail reorder sales of $28.1 million for the same quarter the prior year. For the six months, the reorder sales increased by 21% to $75.0 million compared to $62.0 million for the same period last year. Retail new order sales increased by 6% to $16.5 million for the quarter compared to $15.5 million for the same period the prior year. For the six months, the new order sales increased by 11% to $35.5 million compared to $32.0 million for the same period last year. We acquired approximately 222,000 new customers in our second fiscal quarter compared to 212,000 for the same period the prior year, and we acquired approximately 458,000 new customers in the six months compared to 419,000 for the same period a year ago.


                        Exhibit 99.1 Page 1 of 5

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                 Our  average retail order was approximately  $79  for
                 the quarter compared to $77 for the same quarter the prior year, and approximately 65% of our sales were generated on our website for the quarter compared to
                 62%   for  the  same  period  the  prior  year.   Our
                 Internet sales increased by 23% to $33.7 million for the quarter compared to Internet sales of $27.4
                 million  for  the same quarter the prior  year.   For
                 the six months, the Internet sales increased by 24% to $71.6 million compared to $57.6 million for the
                 same  period  last  year.   The  seasonality  in  our
                 business  is due to the proportion of flea, tick  and
                 heartworm  medications in our  product  mix.   Spring
                 and summer are considered peak seasons, with fall and winter being the off seasons.

                 For the second fiscal quarter, our gross profit as a percent of sales was 38.1% compared to 38.6% for the same period a year ago. For the six months, our gross profit as a percent of sales was 38.3% compared to 39.2% for the six months a year ago. The percentage decrease can be attributed to increased product costs and freight costs.

                 Our general and administrative expenses as a percent of sales were approximately 10.3% for the second fiscal quarter compared to 9.8% for the same quarter the prior year, and the G&A expenses as a percent of sales were 9.9% for the six months ended on September 30, 2007, compared to 9.3% for the same six months the prior year. The percent increase can mainly be attributed to stock based compensation expenses. Also for the six months, the adoption of
                 "FIN 48" during the June quarter resulted in approximately $386,000 of one-time uncollected sales tax expense in a State where for tax purposes, it was determined that the Company had established nexus.

                 For the quarter, we spent $8.1 million in advertising compared to $7.7 million for the same quarter the prior year, an increase of 5%. For the six months, we spent $16.6 million in advertising compared to $16.0 million a year ago, an increase of 4%. Advertising cost of acquiring a customer for the quarter was $36 for both the second fiscal quarter and the same quarter the prior year, and for the six months, it was $36, compared to $38 for the same period a year ago.

                 Regarding the income tax provision, during the June quarter, it was determined that the Company was no longer a full taxpayer in the State of Florida, due to the fact that nexus was established in another state. This event triggered a lower effective tax rate in the fiscal year ended March 31, 2007, and for the June and September quarters. The company also recognized an approximate $134,000 income tax benefit due to the disqualifying disposition of certain incentive stock option exercises during the quarter ended on September 30, 2007. Going forward, we are anticipating an estimated tax rate reduction of approximately 1.5% compared to last fiscal year.

                 Our working capital increased by $11.4 million to $62.0 million since March 31, 2007. The increase can mainly be attributed to cash flow generated from operations. We had $52.2 million in cash and temporary investments and $15.0 million in inventory with no debt as of September 30, 2007. Net cash from operations for the six months was $12.8 million. In accordance with our share repurchase program, we repurchased approximately 70,000 shares, paying approximately $992,000 during the quarter, and for the six months we repurchased approximately 187,000 shares, paying approximately $2.5 million. Capital expenditures for the six months were approximately $314,000. This ends the financial review. Operator, we're ready to take questions.

Coordinator:     Thank  you. At this time if you would like to  ask  a
                 question,  please  press Star  1  on  your  touchtone
                 phone.  You  will be announced prior to  asking  your
                 question.  To  withdraw your question you  may  press
                 Star 2. Once again, at this time please press Star  1
                 to ask a question. One moment please.

                 Our first question comes from Mr. Michael Cox from Piper Jaffray.

M. Cox:          Good morning, congratulations on the quarter.

M. Akdag:        Thank you, Michael.



                        Exhibit 99.1 Page 2 of 5

M. Cox: My first question is on the reorder sales and the strength you saw in that segment of your business, the strongest we've seen in a few quarters here. I was wondering if you could speak to the success there. If it was a function of reallocating some advertising dollars in the quarter?

M. Akdag:        We're  doing a better job of communicating  with  our
                 customer   base;  we're  communicating  more   often,
                 staying in front of them basically.

M. Cox: Okay, thanks, and on the inventory in the quarter, showed a fairly sizable jump versus last year's end of the 2Q, I was wondering if you could comment on that. If there was just a timing in place of the acceptance orders?

M. Akdag:        We  take  advantage  of  all the  promotions  so  our
                 inventory is going to fluctuate. I would say it was more that last year's same quarter, it was lower than it should have been.

M. Cox: Okay, that's helpful. Then lastly on the gross margin, I was hoping you could comment on the impact that freight cost had on the gross margin, that piece specifically.

M. Akdag:        What, the freight pieces you mean?

M. Cox: Yes, in terms of the year-over-year decline in gross margin.

M. Akdag:        I  see. It's probably half of the.it's about 50 basis
                 points reduction in gross profit. I would say about half of that is due to freight and half of it is due to product cost increases.

M. Cox:          Okay, great, thank you very much.

M. Akdag:        You're welcome.

Coordinator:     Thank  you.  Our  next question  comes  from  Anthony
                 Lebiedzinski from Sidoti and Company. Anthony, your line is open.

A. Lebiedzinski: Yes, good morning. My question was whether or not the weather had any impact on your sales. One of the large specialty retailers lowered their guidance, deciding that the warmer weather. I was wondering if you had any comment in regards to that.

M. Akdag:        No, I have no comments.  I do not know the answer  to
                 that, so I'm not going to speculate.

A. Lebiedzinski: Okay and I was wondering if there was a change of the mix of advertising between TV, on-line and print in the quarter versus last year.

M. Akdag:        There was no material change.

A. Lebiedzinski: Okay,  and  what  are  your  thoughts on  the current advertising environment?

M. Akdag:        We  are  in  our  off  season now,  so  it's  not  as
                 critical as it was for the June and September quarters. It typically tightens up as we get into the holidays and so December quarter usually is not a good time for direct response advertisers and luckily also there's less demand for our products, so we're in our off-peak season. So, we're not anticipating any major impact.

A. Lebiedzinksi: Okay,  and lastly, as far  as  the  tax  rate, what's the expected tax rate for the rest of the year? I missed your comments before.

M. Akdag:        We're  anticipating about 1.5% less  than  the  prior
                 year's tax rate.

A. Lebiedzinski: Okay, thank you.

M. Akdag:        You're welcome.


                        Exhibit 99.1 Page 3 of 5

Coordinator:     Thank  you, once again, if you would like  to  ask  a
                 question, please press Star 1 on your touchtone phone. One moment please for the next question.
                 Thank  you,  our  next question comes  from  Kristine
                 Koerber from JMP Securities.

Jennifer:        Hi,   this  is  Jennifer  filling  in  for  Kristine.
                 Question  for  you,  new  customer  growth  a  little
                 lighter  than  you  were expecting.   Was  there  any
                 reason for this?

M. Akdag:        We  buy  remnant space on TV, which means we are  not
                 guaranteed  clearance and we were a bit  generous  to
                 make   sure  that  we  cleared.   So,  the  cost   of
                 acquiring a customer, if you look at it, was the same at $36 and we spent about 5% more than the same quarter last year and grew 6%.

Jennifer:        Okay, thanks.

Coordinator:     Once  again, to ask a question, please press Star  1.
                 One  moment please. Your next question comes from Mr.
                 Michael Friedman from Noble Financial.

M. Friedman:     Hi,  good morning. Question about G&A. Do you  expect
                 that to stay steady as a percentage of sales or can you give us a little color on where you expect that line item to be for the remainder of the year?

M. Akdag:        The  Board  granted  additional restricted  stock  to
                 employees  and independent Board members and  we  are
                 seeing   a  percent  increase  that  can  mainly   be
                 attributed  to  stock-based  compensation   expenses.
                 So, it depends on if there are any additional grants or not. We are not anticipating any for this fiscal year.

M. Friedman:     Okay,   so  as  a  percentage  of  sales,   I   guess
                 everything  would  depend on what the  stock  options
                 are   going  to  do,  but  did  you  say  you're  not
                 anticipating a material change in G&A basically?

M. Akdag:        That  is  correct.  Obviously quarter to  quarter  it
                 fluctuates, so we are higher, for the six months; we were higher about 60 basis points. So, I would assume going forward for this next six months that it will be slightly higher than last year.

M. Friedman:     Okay,  I'm sorry. Is that on a whole-dollar basis  or
                 on a percentage basis?

M. Akdag:        It's on a percentage basis.

M. Friedman:     Percentage basis, okay. Can you tell us a little  bit
                 about the Betty White campaign in use? Is that going better than you had originally anticipated, as good as originally anticipated, can you just give us a little flavor for that?

M. Akdag:        Well,  the  numbers  don't  lie  obviously,  for  the
                 September  quarter the results were the same  as  the
                 same quarter last year, so . . . .

M. Friedman:     Okay.

M. Akdag:        So, you can draw your own conclusion.

M. Friedman:     Okay.  Can you just give us a little flavor  for  the
                 competitive  environment - the veterinarians  getting
                 more   price  competitive  or  are  you  seeing  more
                 Internet competition - anything along those lines?

M. Akdag:        I  would say the competition is similar to last year.
                 It's not much different.

M. Friedman:     Okay, thank you.

M. Akdag:        You're welcome.


                        Exhibit 99.1 Page 4 of 5

Coordinator:     Thank  you.  Our last question today comes  from  Mr.
                 Michael Cox from Piper Jaffray. Mr. Cox, your line is open, sir.

M. Cox: Yes, thank you, just one quick follow up. On the last conference call you mentioned that you were revamping your website. I was wondering if that was in fact completed in the quarter and if there are any benefits that we should expect from that going forward?

M. Akdag:        We're  still  not  live with the  new  platform.   We
                 decided  to  wait  for  the  upgrade  that  is  newly
                 available,  before we go live.  The reason  obviously
                 we're  going  to the new platform is for scalability,
                 personalization  and  better customer  service.   So,
                 the time will show obviously if that reflects in the numbers once we go live.

M. Cox: And do you have an anticipated date that you would go live with that site at this point?

M. Akdag:        Well,  last  time  I said weeks and we're  still  not
                 live. So, I'm hesitant to give you any date at this time.

M. Cox:          Okay, great.  Thank you very much.

M. Akdag:        You're welcome.

Coordinator:     That was the last question, sir.

M. Akdag:        Thank  you.  We'll be focusing our efforts  in  three
                 areas  to  capitalize  on the pet  industry's  growth
                 trend.  One, capturing additional market share,  two,
                 increasing  reorders with personalized  communication
                 and  health  education content, and three,  improving
                 our  current service levels.  This wraps  up  today's
                 conference  call  and  thank  you  for  joining   us.
                 Operator, this ends the conference call.

Coordinator:     Thank  you.  Thank you for participating  in  today's
                 conference call. All parties may disconnect at this time.


                        Exhibit 99.1 Page 5 of 5
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